Oppenheimer Currency Opportunities Fund
N-SAR Exhibit – Item 77M

Effective August 21, 2012, Oppenheimer Currency Opportunities Fund (the “Registrant”), a Delaware statutory trust, became the successor issuer to Oppenheimer Currency Opportunities Fund (the “Predecessor Registrant”), a Massachusetts business trust.

The Board and shareholders of the Registrant approved an Agreement and Plan of Reorganization, which called for a reorganization of the Fund (the “Reorganization”) from a Massachusetts business trust (the “Massachusetts Fund”) into a newly formed Delaware statutory trust (the “Delaware Fund”).

Following the Reorganization, shareholders of the Massachusetts Fund became shareholders of the Delaware Fund.  As of the effective date of the Reorganization, the Delaware Fund held the same portfolio of securities previously held by the Massachusetts Fund.  As the successor to the Massachusetts Fund’s operations, the Delaware Fund adopted the Massachusetts Fund’s registration statement under federal securities laws with amendments to show the new Delaware statutory trust structure and remains subject to the Investment Company Act of 1940 and the rules thereunder.

For additional information please refer to the Registrant’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 14, 2011 (Accession Number 0000728889-11-001558).